EXHIBIT 99.5

ADMENDMENT TO EMPLOYMENT AGREEMENT

THIS AMENDMENT TO EMPLOYMENT AGREEMENT is made and entered into this 24th day of August, 2004, by and between Paul R. Arena, as “Employee,” and i2 TELECOM INTERNATIONAL, INC., as Employer.”

W I T N E S S E T H:

WHEREAS, the parties have heretofore entered into that certain Employment Agreement dated June 1, 2002; and

WHEREAS, as part of the Employer’s need to conserve capital through the early growth stage and capital solicitation of its business.

WHEREAS, in consideration for the senior executives agreeing to the Phase 1 Reduction, the Board of Directors of the Employer adopted a Stock Appreciation Rights Plan Reduction, the Board of Directors of the Employer adopted a Stock Appreciation Rights Plan (SARs Plan) to provide a benefit to the said executives, in return for the cooperation in accepting the salary reduction; and

WHEREAS, the senior executives of the Employer determined that a second phase reduction in the base compensation of the senior executives was necessary for the period from September 7, 2003, through December 31, 2003.

WHEREAS, the senior executives have determined that a third phase reduction (Phase III Reduction) is appropriate, whereby effective January 1, 2004, the Employees’ base compensation shall be at the rate of seventy-five percent (75%) of the amount provided for under the Employment Agreement effective June 1, 2003, and the remaining twenty-five percent (25%) thereof shall be paid to the Employee, in stock and/or cash, the earlier of when capital funding of $10 million has been raised, or the company becomes cash flow positive or the employee is separated from the Company.

WHEREAS, the following senior executives shall agree to cancel their third year increase in pay. These are Paul Arena, Ron Roswell Sr., Anthony Zalenski, and Ron Roswell Jr.

WHEREAS, the parties are desirous of effecting a written amendment to the Employment Agreement to Acknowledge such above-described matters.

NOW, THEREFORE, in consideration of the mutual covenants and promises herein contained and other good and valuable consideration from one party to the other, the receipt and adequacy of which is hereby acknowledge, the parties hereby agree as follows:

1. All of the above recitals are true and correct and agreed upon between the parties.

2. The Employee agrees that the employment Agreement shall be amended to provide for the Phase III Reduction as described in the recitals above.

3. IN WITNESS WHEREOF, the parties hereto have executed this Amendment to Employment Agreement the day and year first above written.

EMPLOYEE:	EMPLOYER:

i2 TELECOM INTERNATIONAL, INC

/s/ Paul Arena	By:	/s/ Ronald Roswell
Name:
	Title:	CFO